EXHIBIT 99.1

Contact:  Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2019

FOURTH QUARTER AND FULL-YEAR RESULTS

IRVINE, CA, August 29, 2019 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2019 fourth quarter and full-year ended June 30, 2019.

Quarter Ended June 30, 2019

Net sales for the three months ended June 30, 2019 increased $756,000, or 12%, to $7.0 million from $6.2 million for the three months ended June 30, 2018, due primarily to increased medical device sales and repair revenue generated from our largest customer of a product used in orthopedic surgical applications. Gross profit for the three months ended June 30, 2019 increased $153,000, or 6%, to $2.5 million from $2.4 million for the same period in 2018. The increase in gross margin is due to better absorption of our fixed costs due to higher sales volumes, as well as manufacturing efficiencies derived this fiscal year from higher volumes and continued investment in new machinery.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended June 30, 2019 decreased 27% to $1.4 million from $1.9 million in the prior year’s corresponding quarter, due primarily to the prior year impairment of our entire $800,000 investment in Monogram Orthopaedics Inc. (“Monogram”) offset by increased expenditures of $61,000 in selling expenses and $97,000 in research and development costs to support our continued efforts to further grow our business, as well as an increase of $148,000 in general and administrative expenses due to increased bonus accruals.

Net income for the quarter ended June 30, 2019 increased by $720,000, to $888,000, or $0.21 per diluted share, compared to $168,000, or $0.04 per diluted share, in the corresponding quarter in 2018.

Year Ended June 30, 2019

Net sales for the fiscal year ended June 30, 2019 increased $4.7 million, or 21%, to $27.2 million from $22.5 million for the fiscal year ended June 30, 2018, due primarily to increases in medical device revenues. Specifically, our largest customer accounted for an increase of $4.6 million in revenue during fiscal 2019.

Gross profit for the fiscal year ended June 30, 2019 increased $1.8 million, or 23%, to $9.8 million compared to $7.9 million for fiscal 2018, due to increased revenues and manufacturing efficiencies.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the fiscal year ended June 30, 2019 decreased 14% to $4.8 million from $5.6 million in the prior fiscal year, due in part to the prior year impairment charges related to our Monogram investment as well as our Fineline Molds division, which we sold in May 2018.

Net income for the fiscal year ended June 30, 2019 was $4.2 million, or $0.97 per diluted share, compared to $1.6 million, or $0.37 per diluted share, for fiscal 2018.

Although the Company has released its earnings prior to the filing of its annual Form 10-K with the Securities and Exchange Commission, we are able to do this because we are a non-accelerated filer and as a result have more time to do so at fiscal year-end. During our quarterly reporting periods we anticipate that our earnings releases will continue to be released at the same time as our Form 10-Q’s are filed with the Securities and Exchange Commission. We anticipate filing our Form 10-K with the Securities and Exchange Commission on September 12, 2019.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our fiscal 2019 results, especially our fourth quarter sales which is a record for the Company. We will focus our fiscal 2020 efforts on additional organic sales growth and continue our efforts to pursue our product roadmap.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered, and electric multi-function surgical drivers and shavers used primarily in the orthopedic, spine, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Pro-Dex also sells rotary air motors. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include “forward-looking statements” within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates, or projections relating to the future are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

 (tables follow)

PRO-DEX, INC.

BALANCE SHEETS

(In thousands, except share data)

	June 30,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$7,742	$5,188
Investments	2,649	2,220
Accounts receivable, net of allowance for doubtful accounts of $0 and $14 at June 30, 2019 and 2018, respectively	4,100	2,955
Deferred costs	430	32
Notes receivable	—	1,176
Inventory	6,239	4,393
Prepaid expenses and other current assets	623	269
Total current assets	21,783	16,233
Plant, equipment and leasehold improvements, net	2,726	1,755
Intangibles, net	129	140
Deferred income taxes, net	260	1,678
Investments	582	—
Notes receivable, net of current portion	—	43
Other assets	40	68
Total assets	$25,520	$19,917

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,996	$1,083
Accrued liabilities	1,437	1,266
Deferred revenue	215	31
Note payable and capital lease obligations	622	35
Total current liabilities	4,270	2,415
Non-current liabilities:
Deferred rent	146	97
Income taxes payable	162	123
Notes and capital lease payable, net of current portion	3,934	6
Total non-current liabilities	4,242	226
Total liabilities	8,512	2,641

Commitments and Contingencies:

Shareholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 4,039,491 and 4,331,089 shares issued and outstanding at June 30, 2019 and 2018, respectively	15,815	19,835
Accumulated other comprehensive loss	(549)	(153)
Retained earnings (accumulated deficit)	1,742	(2,406)
Total shareholders’ equity	17,008	17,276
Total liabilities and shareholders’ equity	$25,520	$19,917

PRO-DEX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30, (Unaudited)		Years Ended June 30,
	2019	2018	2019	2018

Net sales	$7,003	$6,247	$27,172	$22,465
Cost of sales	4,461	3,858	17,392	14,522
Gross profit	2,542	2,389	9,780	7,943

Operating (income) expenses:
Selling expenses	162	101	415	358
General and administrative expenses	654	506	2,492	2,287
Asset impairment charges	—	800	—	1,029
Gain from disposal of equipment	—	—	(7)	(16)
Research and development costs	545	448	1,882	1,893
Total operating expenses	1,361	1,855	4,782	5,551

Operating profit	1,181	534	4,998	2,392
Interest expense	(65)	(1)	(220)	(7)
Other income	10	—	45	—
Gain in sale of investments	—	—	356	—
Interest and dividend income	42	59	268	225

Income before income taxes	1,168	592	5,447	2,610
Income tax expense	280	424	1,299	989
Net income	$888	$168	$4,148	$1,621

Basic & Diluted income per share:
Basic net income per share	$0.22	$0.04	$0.99	$0.38

Diluted net income per share	$0.21	$0.04	$0.97	$0.37

Weighted average shares outstanding:
Basic	4,098,450	4,349,487	4,192,365	4,304,602
Diluted	4,204,365	4,389,268	4,298,332	4,344,765

PRO-DEX, INC.

STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,148	$1,621
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	438	557
Gain on sale of investments	(356)	—
Gain on sale or disposal of equipment	(7)	(16)
Amortization of loan fees	7	—
Asset impairment charges	—	1,029
Share-based compensation	37	194
Deferred income taxes	1,418	391
Bad debt expense (recovery)	(14)	14
Changes in operating assets and liabilities:
Accounts receivable	(1,131)	569
Deferred costs	(398)	(19)
Assets held for sale	—	31
Inventory	(1,846)	(1,309)
Prepaid expenses and other assets	(326)	(45)
Accounts payable, accrued expenses and deferred rent	1,133	(57)
Deferred revenue	184	13
Income taxes payable	39	123
Net cash provided by operating activities	3,326	3,096

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment and leasehold improvements	(1,387)	(923)
Purchase of notes receivable	—	(350)
Investment in Loan Participation	—	(1,150)
Proceeds from dividend reclassified as return of principal	23	—
Proceeds from sale of equipment	7	30
Proceeds from collection of notes receivable	1,219	—
Proceeds from sale of investments	1,905	—
Increase in intangibles	(11)	(11)
Purchase of investments	(2,978)	(1,711)
Net cash used in investing activities	(1,222)	(4,115)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease and note payable	(433)	(78)
Proceeds from shares issued under ATM	—	2,262
Borrowing from Minnesota Bank & Trust, net of loan origination fees	4,940	—
Repurchases of common stock	(3,984)	(220)
Payments of employee taxes on net issuance of common stock	(101)	—
Proceeds from exercise of stock options and ESPP contributions	28	38
Net cash provided by financing activities	450	2,002

Net increase in cash and cash equivalents	2,554	983
Cash and cash equivalents, beginning of year	5,188	4,205
Cash and cash equivalents, end of year	$7,742	$5,188